EXHIBIT 99.1

September 9, 2008

Re: Recent Legislative and Regulatory Actions

Dear Seattle Bank Members,

The past year has been a trying time for many members, who have found it increasingly difficult to sustain their profitability in this very unfavorable credit market. It is our hope that, at a minimum, your cooperative has helped to reduce your cost of funds and mitigate your liquidity concerns.

In response to the challenges we have faced, on July 30, 2008, President Bush signed the Housing and Economic Recovery Act of 2008 (HERA) into law. This legislation covers a wide range of matters related to housing finance, including the creation of a single regulator, the Federal Housing Finance Agency (FHFA), to supervise the housing government-sponsored enterprises (GSEs): Fannie Mae, Freddie Mac, and the Federal Home Loan Banks (FHLBanks).

Since that time, increasing concerns regarding Fannie Mae and Freddie Mac have exacerbated an already difficult situation, and this past Sunday, FHFA Director James Lockhart and U.S. Treasury Secretary Henry Paulson announced that the FHFA had placed both institutions into conservatorship. As conservator, the FHFA will operate these institutions until they are stabilized and can return to normal business operations.

The FHLBanks are regulated by the FHFA, but they are not included in this conservatorship. There is, however, one component of the program that is offered to all three housing GSEs: a credit facility provided by the U.S. Treasury that will be available, if and as it is needed, until December 31, 2009.

It is unlikely that the Seattle Bank or any of the FHLBanks will use this credit facility. As Director Lockhart noted in his comments, "The Federal Home Loan Banks have performed remarkably well over the last year as they have a different business model than Fannie Mae and Freddie Mac and a different capital structure that grows as their lending activity grows. They are joint and severally liable for the Bank System's debt obligations and all but one of the 12 are profitable. Therefore, it is very unlikely that they will use the facility."

The Seattle Bank views the FHFA's action as a positive step. The lack of confidence in Fannie Mae and Freddie Mac has adversely affected their ability to raise money in the capital markets-and because the markets do not clearly distinguish between their debt and ours, it has also increased our cost of funds. We believe that this action will help to restore the markets' confidence in the housing GSEs' debt issuances, improve our funding costs, and ultimately benefit our members and the communities we serve.

You can find detailed information regarding the FHFA's action on the U.S. Treasury Web site at http://www.treasury.gov/news/index1.html. In addition, we have enclosed a fact sheet on the HERA legislation that highlights the changes that we believe to be of the greatest interest and significance to our members in the near term.

These recent legislative and regulatory actions reinforce the critical nature of our mission. As our industry works through the challenges that remain, all of us at the Seattle Bank remain committed to meeting your immediate and future funding needs.

We thank you for your business and appreciate your continued support of the cooperative.

Sincerely,

Richard M. Riccobono
President and Chief Executive Officer

Enclosure

This Member News includes forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance and future bank actions may differ materially because of many factors. Such factors may include, but are not limited to, business and capital management plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's second quarter 2008 Form 10-Q and in the bank's Form 10-K for the year ended December 31, 2007. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.